Exhibit 99.1

Warren Resources Announces Year-end 2015 Reserves and Production and Provides 2016 Forecast

DENVER, February 9, 2016 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) (“Warren”) today announced year-end 2015 total net estimated proved reserves as appearing in its reserve report prepared by Netherland Sewell and Associates (“NSAI”).  Warren also announced its full year 2016 forecast and the initiation of efforts to restructure its outstanding debt.

Year-end 2015 vs Year-end 2014 Reserves using SEC Pricing

As of December 31, 2015, Warren had estimated net proved reserves of 241.3 Bcfe, which included 12.9 MMbls of oil and 163.7 Bcf of gas.  The PV-10 value of these reserves was approximately $96 million, based on the SEC mandated price deck of $42.81 per barrel of oil and $1.74 per Mcf of gas.  This compares with year-end 2014 total net estimated proved reserves of 428.1 Bcfe, which included 16.8 MMbls of oil and 327.3 Bcf of gas.  The PV-10 value of these reserves was $609.1 million, based on the SEC mandated price deck of $86.71 per barrel of oil and $3.22 per Mcf of gas.  Reserves declined dramatically year over year due to significant decreases in commodity pricing, which resulted in totally eliminating some reserves and reduction in the life span of many others that were included in the 2014 report.

Year-end 2015 Reserves using Modified Strip Pricing

Warren also prepared 2015 year-end reserve estimates for its properties using modified strip pricing based on West Texas Intermediate for oil and Henry Hub for gas, which reflected prices of $43.00 per barrel for oil and $2.50 per Mcf for gas in 2016, $47.00 per barrel for oil and $2.80 per Mcf for gas in 2017 and $52.06 per barrel for oil and $3.17 per Mcf for gas in 2018 and later years, with all such prices being adjusted for local differentials.

Using this modified strip pricing, Warren had estimated net proved reserves of 377.1 Bcfe at year-end 2015, which included 14.3 MMbl of oil and 291.2 Bcf of gas.  The PV-10 of these reserves was $215.5 million.  Probable reserves based on this price deck amounted to another 10.9 MMbl of oil and 44.3 Bcf of gas as of December 31, 2015, which constituted an incremental PV-10 value of $73.4 million.  In addition, based on this price deck, possible reserves as of year-end 2015 were 9.4 MMbl of oil and 59.8 Bcf of gas, constituting an additional incremental PV-10 value of $98.9 million.  Accordingly, total proved, possible and probable (“3P”) reserves based on this price deck were 603 Bcfe with a PV-10 value of $387.8 million as of December 31, 2015.

Asset Composition

Using this modified strip pricing, as of December 31, 2015, Warren’s California properties account for 100% of oil volumes, 46% of proved reserve PV-10 and 56% of 3P PV-10.

Warren’s Pennsylvania and Wyoming properties are all gas properties and account for the remainder of PV-10 values.  Pennsylvania properties account for 42% of proved PV-10 value and 37% of 3P PV-10 value.  Wyoming properties account for 12% of Warren’s proved PV-10 value and 6% of its 3P PV-10 value.

Full Year 2016 Forecast

Production

Warren’s net range of production volumes forecast for full year 2016 based on the currently available information as compared to 2015 production volumes is set forth below:

	2015 Actual	2016 Low	2016 High

Oil (MMbl)	980	723	883

Gas (Bcf)	28.0	20.2	24.6

Using the mid-point of the forecast range of production, Warren estimates that 2016 oil production will decline by approximately 18%.  Warren also estimates that 2016 gas production will decline by approximately 20%.  These forecasted decreases reflect Warren’s assumption that it will expend no new drilling capital on any of the properties in 2016.  However, Warren plans to maintain investments in all properties and areas for all appropriate safety related measures, and it plans to continue work-over programs.

Financial

The following table sets forth cash projections from Warren’s financial forecast for full year 2016 based on currently available information as compared to 2015 actual amounts.  All 2016 estimates are based in part on Warren’s assumption that production volumes will be at the mid-point of the ranges specified above.  Total revenue of $61.1 million assumes approximately $4.6 million in transportation fees associated with the Atlantic Rim Pipeline in Wyoming in addition to estimated oil and gas production revenues.

	2015 Actual (MM$)	2016 Forecast (MM$)

Total Revenue	89.4	61.1

LOE, Gathering Fees & Taxes	49.6	39.0

G&A	17.6	12.7

Cash Interest	30.4	37.3

As a result of decreased production and ongoing negotiations with vendors and pipeline operators, Warren anticipates that Lease Operating Expenses (“LOE”), field gathering and transportation fees and taxes will decline by $10.6 million, or 21%, in 2016 to $39.0 million.  Warren also forecasts General and Administrative Expenses (“G&A”) will be $12.7 million in 2016, versus $17.6 million in 2015, reflecting a 28% decrease.  For 2015 this includes $2.6 million of stock based compensation and for 2016 stock based compensation is projected to be $1.8 million.  Expected cash interest increases in 2016 to $37.3 million, reflecting a full year of cash interest on the first lien credit facility put in place in May of 2015.  In arriving at these estimates, Warren has assumed average prices of $29.24 per barrel of oil and $1.47 per Mcf of gas, whereas in 2015 Warren realized average pricing of $41.38 per barrel of oil and $1.61 per Mcf of gas.  The only capital expenditures currently included in Warren’s 2016 plan are for facility and pipeline work in California.  Even with these planned reductions in G&A and total LOE, projected cash expenses exceed projected revenues in 2016.

Debt Restructuring

Based on the projections detailed above, Warren has initiated discussions with its creditors regarding a restructuring of its debt obligations.  As of December 31, 2015, Warren’s first lien creditors held debt of $235 million in principal amount, second lien creditors held debt of $51 million in principal amount, and investors held $167 million principal amount of Warren’s unsecured senior notes.  Warren had $26.8 million in cash at year end 2015.

Additionally, Warren recently announced that it would not make the approximately $7.5 million interest payment due February 1, 2016 on its unsecured notes, and instead anticipates utilizing the applicable 30-day grace period to initiate negotiations with note holders.  If Warren cannot come to a workable agreement regarding an out-of-court restructuring, it will have to seek protection from its creditors through a bankruptcy proceeding in order to preserve and maximize value for its stakeholders.

James A. Watt, Warren’s President and CEO, commented, “These are very difficult times for Warren and its industry peers.  We are making significant cuts in both G&A and overall operating costs, but we must seek further concessions from our various debt holders and vendors to survive what is anticipated to be a lengthy downturn in commodity prices.”

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Warren believes that its expectations are based on reasonable assumptions.  No assurance, however, can be given that such expectations will prove to have been correct.  Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: the market prices of oil and gas and hedging activities undertaken in relation thereto; financial market conditions and the availability of liquidity; lenders’ willingness to waive or amend financial covenants applicable to Warren; delisting of Warren’s stock; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of Warren’s acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel;

operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to Warren’s business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect Warren’s common stock, including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in Warren’s organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of Warren’s financial statements or to maintain adequate internal control over financial reporting.  All forward-looking statements are made only as of the date hereof and, unless legally required, Warren undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise.  Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in Warren’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves.  Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and the Washakie Basin of Wyoming.

Contact:

Dan Collins, Investor Relations

(888) 387-1575